SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a -12

WORLD WRESTLING
ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (sets forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

1241 East Main Street
Stamford, Connecticut 06902

To our Stockholders:	April 4, 2007

     You are invited to attend the 2007 Annual Meeting of Stockholders of World Wrestling Entertainment, Inc., which will be held at 10:00 a.m. local time, on May 11, 2007, at our Television Production Facility, 120 Hamilton Avenue, Stamford, Connecticut 06902. The business to be conducted is described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

     Your vote is important to us. Whether or not you expect to attend, your shares should be represented. Therefore, we urge you to vote. We invite you to utilize the convenience of Internet voting at the site indicated on the enclosed proxy card. While at that site you will be able to enroll in our electronic delivery program, which will insure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. Alternatively, you can vote by telephone or complete, sign, date and promptly return the enclosed proxy. If you attend the meeting and wish to vote in person, you will have the opportunity to do so, even if you have already voted.

     On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our Company.

Sincerely,

Linda E. McMahon Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. NO SUPERSTARS WILL BE IN ATTENDANCE AT THE MEETING. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. If you plan to attend the meeting, please obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement or copy of your stock certificate, to World Wrestling Entertainment, Inc., 1241 E. Main Street, Stamford, CT 06902, Attention: Corporate Secretary. If you do not obtain an admission ticket, you must show proof of your ownership at the registration tables at the door. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

WORLD WRESTLING ENTERTAINMENT, INC.
____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 11, 2007

To the Stockholders of World Wrestling Entertainment, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation, will be held in our Television Production Facility, 120 Hamilton Avenue, Stamford, Connecticut 06902, on May 11, 2007, at 10:00 a.m. local time, for the following purposes, as described in the attached Proxy Statement:

1.	to elect eight Directors to serve until the Company’s next Annual Meeting and until their successors are elected;

2.	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

3.	to transact such other business as may properly come before the meeting.

     We have fixed the close of business on March 23, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Edward L. Kaufman Executive Vice President, General Counsel and Secretary

Stamford, Connecticut
April 4, 2007

IMPORTANT
Whether or not you plan to attend the meeting in person, you are urged to vote via our convenient Internet voting, by phone or by signing and dating the enclosed proxy card and returning it promptly in the envelope provided so that your stock may be represented at the meeting.

WORLD WRESTLING ENTERTAINMENT, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
Friday, May 11, 2007

     The enclosed proxy is solicited on behalf of the Board of Directors of World Wrestling Entertainment, Inc. in connection with our Annual Meeting of Stockholders to be held on Friday, May 11, 2007, at 10:00 a.m. local time (the “Annual Meeting”), or any adjournment or postponement of this meeting. The Annual Meeting will be held in our Television Production Facility, 120 Hamilton Avenue, Stamford, Connecticut 06902. We intend to mail this proxy statement and accompanying proxy card on or about April 4, 2007, to each stockholder entitled to vote at our Annual Meeting.

     We will pay all costs of this proxy solicitation. Directors or officers, or other employees of ours, may also solicit proxies in person or by mail, telephone or telecopy.

     Only holders of record of our Class A common stock and Class B common stock at the close of business on March 23, 2007, will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 23,356,577 shares of Class A common stock and 47,713,563 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock.”

     A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Nominees for election to the Board are elected by plurality vote. The affirmative majority of the shares present and entitled to vote at the meeting is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Both abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes are not considered present and entitled to vote on any matter for which a broker does not have authority to vote. Neither abstentions nor broker non-votes will have any effect on the outcome of any proposal to be considered at the Annual Meeting. The Board of Directors recommends that you vote FOR each of the proposals.

     If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter which we receive prior to the Annual Meeting stating that the proxy is revoked, by signing a later-dated proxy presented at the Annual Meeting, or by attending our Annual Meeting and voting in person. While the Company does not plan to disseminate information concerning your vote, proxies given by stockholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner’s nominee and will not be disclosed to us unless required by law or requested by you. If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Vote by Internet:

     The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on the enclosed proxy card. Internet voting is available 24 hours a day until 11:59 P.M. on May 10, 2007. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site you will be able to enroll in our electronic delivery program, which will insure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. If you vote via the Internet, please do NOT return your proxy card.

Vote by Telephone:

     You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on May 10, 2007. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

     If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

PROPOSAL 1—ELECTION OF DIRECTORS

     Stockholders will elect eight Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders or a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the eight nominees listed below, unless otherwise instructed in the Proxy. Each nominee is currently a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares for the remaining nominees and, if there is one, for another person duly nominated by our Board of Directors.

Nominees

     All nominees for election are current Directors.

Director/Nominee	Age	Current Position with Company	Committee	Director Since
Vincent K. McMahon	61	Chairman of the Board	—	1980
Linda E. McMahon	58	Chief Executive Officer	—	1980
Robert A. Bowman	51	—	Audit (Chair)	2003
David Kenin	65	—	Audit, Compensation	1999
Joseph H. Perkins	71	—	—	1999
Michael B. Solomon	59	—	Audit, Compensation	2001
Lowell P. Weicker, Jr.	75	—	Compensation (Chair)	1999
Michael Sileck	46	Chief Operating Officer	—	2005

     Vincent K. McMahon, co-founder of our Company, is Chairman of the Board of Directors. Mr. McMahon and Linda E. McMahon are husband and wife.

     Linda E. McMahon, co-founder of our Company, has served as our Chief Executive Officer since May 1997.

     Robert A. Bowman is Chair of the Audit Committee. Mr. Bowman is the President and Chief Executive Officer of MLB Advanced Media, LP, where he manages the interactive and Internet rights for all clubs and the league. Prior to joining Major League Baseball, he was President and Chief Operations Officer of ITT Corporation, where he previously served as Chief Financial Officer. Mr. Bowman served as the Treasurer of the State of Michigan for eight years, overseeing its tax policy and collection and the state’s pension fund. Mr. Bowman serves as President of the Michigan Education Trust and is a director of Blockbuster Inc., a provider of in-home rental and retail movie and game entertainment, and The Warnaco Group, Inc., an apparel manufacturer. He is chair of the Blockbuster audit committee and serves on Warnaco’s audit and compensation committees.

     David Kenin is a member of the Audit and Compensation Committees. Since January 2002, Mr. Kenin has been Executive Vice President of Programming, Crown Media United States, LLC where he is in charge of programming for the Hallmark Channel. Mr. Kenin is a former President of CBS Sports. Until 1994, he was Executive Vice President of USA Networks and after that he was the general partner of Kenin Partners, a consulting firm.

     Joseph H. Perkins was a pioneer in the television syndication of wrestling matches starting more than forty years ago. He was President of Communications Consultants, Inc., which provided us television syndicate consulting services until October 2005.

     Michael B. Solomon is a member of the Audit and Compensation Committees. Mr. Solomon is Managing Principal of Gladwyne Partners, LLC, a private equity fund manager (“Gladwyne”). Prior to founding Gladwyne in July 1998, Mr. Solomon was affiliated with Lazard Freres & Co. LLC. Mr. Solomon joined Lazard Freres in 1981 and became a Partner in 1983. In connection with a sale of certain shares of stock as described in “Executive Compensation—Certain Relationships and Related Transactions,” Mr. McMahon has agreed to vote his shares and the shares of The Vincent K. McMahon 2004 Irrevocable Trust to elect Mr. Solomon (or his successor designated by an affiliate of Gladwyne), as a Director.

     Lowell P. Weicker, Jr. is Chair of the Compensation Committee. Mr. Weicker served as Governor of the State of Connecticut from 1991 to 1995. He served as a United States Senator representing the State of Connecticut from 1970 to 1988. Gov. Weicker also serves as a director of Medallion Financial Corp., a specialty finance and advertising company.

     Michael Sileck became our Chief Operating Officer in February 2007. He joined the Company as Chief Financial Officer and Director in June 2005. He is a member of the Executive Committee. Prior to joining the Company, Mr. Sileck was Senior Vice President, Chief Financial Officer of Monster Worldwide, Inc., a publicly traded parent company of the leading global online careers property. At Monster, Mr. Sileck served from March 2002 until March 2005. Prior thereto, Mr. Sileck was CFO and Senior Vice President of USA Networks, Inc., a then publicly traded media and commerce company, from September 1999 through February 2002.

Other Executive Officers

     Each of the following executive officers will serve in such capacity until the next Annual Meeting of Stockholders or until earlier termination or removal from office. No understandings or arrangements exist between the officers and any other person pursuant to which he or she was selected as an officer.

Name	Age	Position with Company	With Company Since
Kevin Dunn	46	EVP, Television Production	1986
Donna Goldsmith	47	EVP, Consumer Products	2000
Edward L. Kaufman	48	EVP, General Counsel & Secretary	1997
John Laurinaitis	44	SVP, Talent Relations	2001
Shane B. McMahon	37	EVP, Global Media	1994
Kurt M. Schneider	41	EVP, Marketing	2003
Frank G. Serpe	62	Chief Financial Officer	1986
Joel Simon	56	President, WWE Films	2002

     Kevin Dunn has served as Executive Vice President, Television Production, since July 2003, and, before that, served as our Executive Producer for 11 years.

     Donna Goldsmith has served as Executive Vice President, Consumer Products, since June 2006, and prior to that was our Senior Vice President, Consumer Products, since July 2000.

     Edward L. Kaufman has served as Executive Vice President, General Counsel and Secretary since July 2003. Before that, he served as our SVP and General Counsel from March 1998 to July 2003, and our VP and General Counsel from January 1997 to March 1998. He became the Company’s Secretary in May 2001.

     John Laurinaitis has served as Senior Vice President, Talent Relations since February 2007. Prior to that, Mr. Laurinaitis was Vice President, Talent Relations since June 2004, and Director of Talent Relations from June 2001.

     Shane B. McMahon has served as Executive Vice President, Global Media, since July 2003, and, before that, he was President, Digital Media, from 1998. Mr. McMahon is the son of Vincent and Linda McMahon.

     Kurt M. Schneider has served as Executive Vice President, Marketing, since February 2003. For two years before that, Mr. Schneider was CEO of Asimba, Inc., a leading internet destination for the sports and fitness lifestyle.

     Frank G. Serpe became our Chief Financial Officer in February 2007. Before that he was Senior Vice President, Finance and Chief Accounting Officer, since 1998. Mr. Serpe has held senior positions in the Company since 1986.

     Joel Simon has served as President, WWE Films since May 2002. Before that, from the late 1990s through 2001, Mr. Simon served as president of Quincy Jones Media Group and Quincy Jones/David Salzman Productions, which are film and television production companies, where Mr. Simon’s responsibilities included overseeing all feature and television productions.

The Board and Committees

     Our Board has standing Audit and Compensation Committees. During our eight-month transition period (“Transition 2006”) that ended December 31, 2006, which resulted from our change of fiscal year to a calendar basis beginning in 2007, there were five meetings of the Board of Directors, five meetings of the Audit Committee and one meeting of the Compensation Committee. Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit. All Directors attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and seven members attended last year’s meeting.

     Independent Directors. Each year our Board conducts a review to determine which of our Directors qualifies as independent. Based on its most recent review, Messrs. Bowman, Kenin, Solomon and Weicker qualify as independent under all applicable New York Stock Exchange and SEC regulations, which are the standards we use in determining independence. None of these independent Directors has any relationship with the Company other than their Director/Committee memberships except for Mr. Solomon, who has an affiliation with one of our stockholders as described in “Security Ownership of Certain Beneficial Owners and Management.” The New York Stock Exchange listing requirements state that ownership of even a significant amount of stock is not a ban to independence. Our Audit and Compensation Committees consist solely of independent Directors.

     Since Mr. McMahon beneficially owns approximately 66% of the Company’s outstanding equity, and controls approximately 94% of the combined vote of our voting stock, we are a “controlled company” under New York Stock Exchange listing standards. As a result, we have elected to utilize the exemptions in the NYSE listing standards that permit us, as a “controlled company,” to have less than a majority of independent Directors and to have no nominating/corporate governance committee or other committee performing a similar function. One-half (rather than a majority) of our Directors qualify as independent. We believe that the functions of a nominating/ corporate governance committee are adequately served by our existing structure, and the additional cost and administrative burden of another committee would not be warranted.

     Executive Sessions. Under our Corporate Governance Guidelines, the non-management members of the Board meet at least quarterly in executive sessions and the independent Directors meet annually. In practice, most Board, Audit Committee and Compensation Committee meetings include an executive session. Executive sessions are presided over by the chair of the Audit or Compensation Committee, as the case may be, if the principal item to be considered is within the scope of that Committee and, if not, such chairs alternate meetings.

     Communications with Directors. Interested Parties who wish to communicate with a member or members of the Board of Directors, including the chairs of the Audit and Compensation Committee and the non-management Directors as a group, may do so by addressing their correspondence to such members or group c/o World Wrestling

Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary, and all such communications, which are not solicitations, bulk mail or communications unrelated to Company issues, will be duly forwarded.

     Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website (corporate.wwe.com/governance/guidelines.jsp). Stockholders also may request a written copy of the guidelines free of charge by writing to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary.

     Code of Business Conduct. We have adopted a Code of Business Conduct (the “Code”) which applies to all of our Directors, officers and employees, including our Chairman, our Chief Executive Officer, our Chief Operating Officer and senior financial and accounting officers. Our Code requires, among other things, that all of our Directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. A copy of our Code is posted on our website (corporate.wwe.com/governance/conduct.jsp). We also plan to disclose any amendments to, and waivers from, the Code on this website. Stockholders also may request a written copy of the Code free of charge by writing to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary.

     Audit Committee. We have an Audit Committee meeting the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee consists of its Chair, Mr. Bowman, and Messrs. Kenin and Solomon, each of whom satisfies the independence requirements of applicable New York Stock Exchange and Securities and Exchange Commission rules and is financially literate, with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the New York Stock Exchange. Mr. Bowman has accounting and related financial management expertise and is qualified as an audit committee financial expert within the meaning of the applicable rules and regulations of the Securities and Exchange Commission. Mr. Bowman serves on the audit committee of two other public companies. No Audit Committee member may simultaneously serve on the audit committee of more than three public companies.

     The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. In furtherance of this purpose, the Audit Committee’s Charter, a copy of which is posted on our website (corporate.wwe.com/documents/audit_committee_ charter.pdf), states that it will fulfill the following obligations:

  Review and discuss with management and the independent auditors our annual financial statements, quarterly financial statements and all internal controls reports (or summaries thereof). Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

  Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.

  Review earnings press releases with management, paying particular attention to any use of “pro-forma,” “adjusted” or other information which is not required by generally accepted accounting principles (“GAAP”).

  Review the regular internal reports (or summaries thereof) to management prepared by the internal auditor(s) and management’s response.

  Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee shall have the ultimate authority to approve all audit engagement fees and terms. The Audit Committee shall have sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of any disagreement between management and the independent auditors in the event that any may arise.

  Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.

  Review audit services and approve in advance non-audit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports to the extent required by the Securities Exchange Act of 1934.

  Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

  Prepare the Audit Committee report that the SEC requires be included in this proxy statement.

  Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     Compensation Committee. Our Compensation Committee consists of its Chair, Gov. Weicker, and Messrs. Kenin and Solomon, each of whom satisfies the independence requirements of applicable New York Stock Exchange and SEC rules. The primary purpose of the Compensation Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and programs. In furtherance of this purpose, the Committee’s charter, a copy of which is posted on our website (corporate.wwe.com/documents/compensation_committee_charter.pdf), states that it will fulfill the following obligations:

  Approve all employment agreements for the Chairman, the CEO and all officers of the Company who either (i) have a title of Vice President or higher; or (ii) are the head of a business department (collectively, the “Executives”).

  In accordance with their employment agreements, if any, the Compensation Committee shall have direct responsibility for annually reviewing and approving corporate goals and objectives relevant to the Chairman’s and the CEO’s compensation, evaluating the Chairman’s and the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s and Chairman’s compensation level based on this evaluation. In determining the long-term incentive component of Chairman and CEO compensation, the Compensation Committee will consider the Company’s and the individual’s performance, among other factors.

  In accordance with their employment agreements, if any, the Compensation Committee shall annually review and approve, for the other Executives named in the Company’s proxy statement: (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long term incentive opportunity level, (d) severance arrangements and change in control agreements/provisions in each case when and if appropriate, and (e) any special or supplemental benefits.

  The Compensation Committee shall annually review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive-based compensation plans, such as cash bonuses, and equity-based plans such as the Long Term Incentive Plan; provided, however, that the Compensation Committee shall have full decision-making powers with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

  The Compensation Committee shall approve grants under the Company’s Long Term Incentive Plan.

     Beyond what is required by its Charter, the Compensation Committee generally meets two to four times per year to review recommendations developed by the Company’s Vice President of Human Resources and approved by the Company’s Chairman, Chief Executive Officer and Chief Operating Officer. The Compensation Committee has authority to hire professional consultants and has regularly consulted Frederic W. Cook & Co., Inc. (the “Compensation Consultant”) in reaching its decisions relative to Directors’ and executive compensation. The Compensation Consultant is paid by the Company and has access to management, but reports directly to the Compensation Committee. While the Compensation Consultant has assisted the Committee with design aspects of compensation from time to time, to date this design has been proposed by management, with the Compensation Consultant advising on the appropriateness of the design and market competitive levels of compensation. The Compensation Committee, however, does not specify limits either on the scope of the Compensation Consultant’s inquiry or on areas on which the Compensation Consultant is allowed to comment, other then to prohibit the Compensation Consultant from undertaking work on behalf of management without the Committee’s consent. Such consent has never been asked or given.

     Compensation Committee Interlocks and Insider Participation. Gov. Weicker and Messrs. Kenin and Solomon are the only members of our Compensation Committee. No member of the Compensation Committee was at any time during Transition 2006 an officer or employee of the Company or any of our subsidiaries nor is any such person a former officer of the Company or any of our subsidiaries. In addition, no “compensation committee interlocks,” as described under SEC rules, existed during Transition 2006.

     Nominees for Director. The Board currently believes that its size is appropriate and that its members comprise an appropriate mix of independence, background and expertise. Nevertheless, the Board from time to time may consider candidates for Board membership suggested by its members, as well as management. The Board may retain a third party executive search firm to identify or assist in the evaluation of candidates. The Board may also consider as potential nominees persons recommended by stockholders. Stockholder recommendations may be submitted to the Board at our principal address in care of the Corporate Secretary. Each stockholder recommendation should include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under “Stockholder Proposals for 2008 Annual Meeting.”

     If the Board were to identify the need for additional Board members to fill vacancies or expand its size, it would review potential nominees and decide whether to conduct a full evaluation of any one or more candidates. If the Board were to determine that additional consideration is warranted, it would gather or request a third party search firm to gather additional information about the prospective nominee’s background and experience. The Board would then evaluate the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the New York Stock Exchange and applicable regulations of the SEC and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee or Compensation Committee expertise, and the evaluations of other prospective nominees. The Board would also determine whether to interview the prospective nominee. After completing this process, the Board would determine the nominees. The Board would follow the same process and use the same criteria for evaluating candidates proposed by stockholders, members of the Board or members of management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     The Compensation Committee of the Board has responsibility for evaluating and approving the Company’s compensation programs including reviewing and approving corporate goals and objectives relative to compensation, evaluating performance in light of those goals and determining compensation level based on this evaluation. Management and, in particular, the Chairman, Chief Executive Officer, Chief Operating Officer and Vice President, Human Resources are instrumental in developing recommendations for the compensation program for submission to the Compensation Committee.

     In general, the compensation package provided to senior management of the Company consists of:

  base salary

  performance-based annual incentive compensation in the form of a cash bonus; and

  longer-term equity incentive compensation in the form of restricted stock units.

     The Compensation Committee believes that this package constitutes the appropriate mix of current and longer-term compensation, a significant portion of which is tied to Company performance. At the same time, we believe that our compensation program is consistent with the entertainment industry, recognizes that the Company does not provide a defined benefit plan or other similar retiree benefits and generally does not provide its executive officers perquisites such as cars, club memberships or personal services.

     The Chairman, Chief Executive Officer, Chief Operating Officer and Vice President, Human Resources review the performance of each officer with a level of Vice President or higher each year shortly after the financial results for a fiscal year are known (the “Annual Performance Review”). The conclusions reached and recommendations based on this review, including proposed salary, incentive bonuses and restricted stock unit grants, are presented to the Compensation Committee. The Compensation Committee, in addition, confers from time to time with its Compensation Consultant. In general, total compensation for the Company’s executive officers is reviewed vis-à-vis broad-based published market data to determine whether we are generally competitive in the market. It should be noted that this market data does not come from a specified peer group, is not industry specific and is not related to the group used for comparison in the Cumulative Total Return Chart included in the Company’s Transition Report. We do not attempt to maintain a certain target percentile within a peer group.

     While we generally attempt to avoid entering into employment agreements with our executives, we do have agreements with certain of our named executive officers as described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

     Salary. Mr. and Mrs. McMahon waived all compensation from November 2004 through December 31, 2006. In 2007, they began receiving salary in the amount of $850,000, in the case of Mr. McMahon, and $500,000, in the case of Mrs. McMahon, as recommended by the Committee and approved by the Board. Mr. and Mrs. McMahon will continue to waive all other compensation. These salaries are well below the compensation to which they are entitled under their agreements and, we believe, also considerably below market rates. As to other senior executives, we have attempted to limit raises to fairly moderate percentage increases except in instances of promotions. We expect to continue this practice. In the most recent Annual Performance Review, which occurred subsequent to the end of Transition 2006, salaries were set for 2007. For the named executives officers (other than the McMahons) recent annual base salaries were as follows:

Name	Fiscal 2004	Fiscal 2005	Fiscal 2006	Transition 2006	Calendar 2007
Michael Sileck	N/A	N/A	$550,000	$577,500	$625,000	**
Kevin Dunn	$520,000	$520,000	$600,000	$625,000	$650,000
Joel Simon	$400,000	$425,000	$425,000	$500,000	$500,000
Kurt Schneider	$275,000	$305,000	$350,000**	$375,000	$386,300
____________________

**	Denotes promotion and/or enhanced responsibilities.

     Annual Incentive Bonuses. We believe that a reasonable annual bonus plan that is based on personal and company-wide performance is an excellent means of compensating executives, tying their interests to those of stockholders without the structural cost increases inherent in salary escalation. Our Management Incentive Plan is structured to meet the performance-based criteria of, and is therefore deductible for federal income tax purposes under, Section 162m of the Internal Revenue Code. Additional information on our Management Incentive Plan is set forth in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

     Over the past few years, we have used EBITDA as our Company performance target measurement, generally tying our target for bonus purposes to the same EBITDA number as is in the budget we use to run our business. EBITDA for these purposes is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. We have maintained 85% of target, and an individual rating of 3.0 out of 5.0, as the threshold tests for the past few years. The individual performance is based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors. Performance below either of the Company or the individual performance component precludes the payment of a bonus. Assuming both thresholds are met, bonuses are established based on percentages of salary, with such targets in Transition 2006 ranging from 25% (for those at the Vice President level) to 50% (for the Chief Financial Officer and Executive Vice Presidents), prorated due to the fact that it was an eight-month period. The following shows the target, threshold percentage and the percentage of target we achieved for each of the past few years:

		Threshold	Percentage of
Year	EBITDA Target	Percentage	Target Achieved
Fiscal 2004	$49 million	75%	175%
Fiscal 2005	$69 million	85%	91%
Fiscal 2006	$58 million	85%	138%
Transition 2006	$50 million	85%	87%
(Eight months)

     Payments of bonuses under the Management Incentive Plan to the named executive officers for Transition 2006 are set forth in column (g) of the Summary Compensation Table.

     While the Compensation Committee has been generally satisfied with the operation of the Management Incentive Plan, it also recognizes that at times the exercise of either positive or negative discretion is necessary to reflect accurately the true performance of the individual. Such discretion has never been exercised to lower or waive company performance targets for all compensation. In limited cases, modest bonuses beyond those required by the Management Incentive Plan have been paid. No such additional bonuses were paid for Transition 2006. The Committee also retains the right to exercise negative discretion over bonuses under the Plan and at times has exercised such discretion.

     For calendar 2007, we have established an EBITDA goal of $84 million, which reflects growth of approximately 12% over the prior year on a prorated basis, and again will use a threshold of 85% of this EBITDA target. Recognizing the need for continued flexibility, the structure of the plan for 2007 provides additional flexibility with respect to the company-wide performance component of the bonus, subject to caps and negative discretion. The individual performance component will still be calculable from a formula, subject to negative discretion. The Company has increased various percentages of salary that are payable as described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

     Restricted Stock Units. During 2003 and ending in 2004, we transitioned from granting stock options to granting time-vested restricted stock units. Generally, these units vest over three years and are viewed by the Committee as intermediate to longer-term compensation. A description of our restricted stock units is set forth in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

     In the past, restricted stock units have been granted annually during the summer after the Annual Performance Review. While these grants are generally tied to individual performance, no numerical equations are used in setting the size of the grants. Rather, such grants have been based on recommendations from the Vice President, Human Resources with the approval of the Chairman, Chief Executive Officer and Chief Financial Officer and then reviewed and approved by the Compensation Committee. Grants for new hires and promotions were made on a case-by-case basis and are also approved by the Compensation Committee. The following shows the aggregate number of units granted in the normal annual grant for the past few years, which do not include grants for new hires:

Year	Aggregate units in Annual Grant
Fiscal 2004*	178,000
Fiscal 2005*	133,900
Fiscal 2006	475,000
Transition 2006	507,750
____________________

*	Options also granted in these years.

     We expect to continue to make annual grants of restricted stock units. Notwithstanding our change in reporting year to a calendar year, we have decided to continue our practice of making restricted stock grants in the summer with the next grant anticipated to occur during summer 2007. For ease of plan administration, we strive to have the equity grant on the same day in July each year and do not plan grants or vesting dates of restricted stock units around news releases in order to provide any special benefits to our employees. While we take into consideration the value of grants generally when setting other components of compensation, we do not have an equation for calculating total compensation whereby equity decreases other components of compensation based on a formula. We believe that equity compensation is different from salary and bonus in that, due to its vesting requirement, restricted stock units serve a retention, as well as compensation, purpose and align interests of management with stockholders. In addition, as with any stock, there are inherent risks of ownership of restricted stock units. Lastly, it is hoped that restricted stock units, together with our 401k Plan, will be utilized by our employees for retirement planning, as we do not provide a defined benefits retirement plan. Due to the resulting compensation cost, we do not plan to increase substantially the number of units granted annually over current levels.

     In the early stages of our restricted stock program, the amounts involved were relatively low. The fact that units vest over time and accordingly are not performance-based for purposes of Section 162m has, historically, not been an issue. Annual vesting may soon cause compensation that is not “performance-based” for purpose of Section 162m for certain individuals to exceed $1 million, which would result in a loss of deductibility for such excess above $1 million. For this and other reasons, the Company is evaluating potential changes to its restricted stock unit plan. The Compensation Committee expects changes, if any, will be made in advance of the summer 2007 grants.

     While we believe that it is in the best interests of stockholders for management to own a significant amount of our Common Stock, to date, we have not imposed specific stock ownership requirements on our executive officers. We believe Mr. and Mrs. McMahon’s stock ownership far exceeds any normal ownership guidelines. As to other executive officers, we believe their vesting periods sufficiently align their interests with those of stockholders.

Compensation Committee Report

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Securities Exchange Act of 1934 that might incorporate future filings, in whole or in part, including our Transition Report on Form 10-K for the transition period ended December 31, 2006 and the Company’s currently effective Registration Statements on Forms S-3 and S-8, the following Report, and the Audit Committee Report set forth under Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm, shall not be incorporated by reference into any such filings.

     The Compensation Committee of the Company has reviewed and discussed the Compensation Committee Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee Lowell P. Weicker, Jr., Chairman David Kenin Michael B. Solomon

Summary Compensation Table

     The following table sets forth the components of the total compensation earned during the eight-month fiscal period ended December 31, 2006 (see footnote 1 to the Summary Compensation Table) by our Co-Principal Executive Officers, our Chief Financial Officer and our three next most highly compensated executive officers at the end of the period. These individuals are referred to as the “named executive officers.”

	8-month
	Fiscal Period									Non-Equity
	Ended						Stock		Options	Incentive Plan	All Other
	December 31,		Salary		Bonus		Awards		Awards	Compensation	Compensation		Total
Name and Principal Position (a)	2006 (b)		($)(c)		($)(d)		($)(e)		($)(f)	($)(g)	($)(i)		($)(j)
Vincent K. McMahon	2006	(1)	0	(2)	0	(2)	0		0	0	22,013	(3)	22,013
Chairman
(Co-Principal Executive Officer)

Linda E. McMahon	2006	(1)	0	(2)	0	(2)	0		0	0	22,013	(3)	22,013
Chief Executive Officer
(Co-Principal Executive Officer)

Michael Sileck(4)	2006	(1)	375,480		0		602,600	(5)	0	174,867 (1)	4,038	(6)	1,156,986
Chief Financial Officer

Kevin Dunn	2006	(1)	406,730		0		387,360	(5)	22,900 (5)	204,867 (1)	3,779	(6)	1,025,636
EVP, Television Production

Joel Simon	2006	(1)	322,596		100,000	(7)	208,000	(5)	0	0	12,368	(6)	624,964
President, WWE Films

Kurt M. Schneider	2006	(1)	243,269		0		259,320	(5)	22,600 (5)	94,800 (1)	1,100	(6)	621,089
EVP, Marketing
____________________

(1)	Due to the change in the Company’s financial reporting to a calendar year basis effective January 1, 2007, the reported period was a shortened fiscal period that ran for eight months from May 1, 2006 to December 31, 2006. Non-Equity Incentive Plan Compensation was prorated to take into account the fact that Transition 2006 was an eight-month period.

(2)	Mr. and Mrs. McMahon waived all compensation from November 2004 through December 31, 2006. During 2007, they will continue to waive all compensation other than $850,000 annual salary for Mr. McMahon and $500,000 annual salary for Mrs. McMahon. See “Compensation Discussion and Analysis.”

(3)	Consists of the Company’s incremental cost of the officer’s personal use of our corporate aircraft. For purposes of this table, incremental costs consist of a charge per travel hour for fuel, maintenance and parts; crew expenses; catering; landing and parking fees; and other costs tied directly to the trip in question. Such costs for all members of the McMahon family and their invited guests are attributed one-half to Vincent McMahon and one-half to Linda McMahon. Since July 1, 2006, personal use of the aircraft has been paid for by the McMahons so that no incremental cost is incurred by the Company.

(4)	Mr. Sileck was promoted to Chief Operating Officer in February 2007.

(5)	Represents the dollar amount recognized for financial statement reporting purposes under Financial Accounting Standards No. 123R (“FAS 123R”) as a result of the grant of restricted stock units (column (e)) and options (column (f)) pursuant to our Long Term Incentive Plan that were unvested during the reported period. For disclosure on assumptions made in the valuation of these awards, see “Note 14 -- Share Based Compensation” to our Consolidated Financial Statements. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(6)	Consists of matching contributions under our 401(k) plan and certain life insurance payments. In the case of Mr. Simon, also includes a monthly automobile allowance in the amount of $1,100.

(7)	Mr. Simon does not participate in our Management Incentive Plan. This amount represents a discretionary bonus awarded to Mr. Simon for Transition 2006.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under
		Non-Equity Incentive Plan Awards(1)
					All Other Stock	Grant Date Fair Value
	Grant Date	Threshold	Target	Maximum	Awards: Number of	of Stock Awards
Name (a)	(b)	($)(c)	($)(d)	($)(e)	Units (#)(2)(i)	($)(2)(l)
Vincent K. McMahon	N/A	0	0	0	0	0
Linda E. McMahon	N/A	0	0	0	0	0
Michael Sileck	6/8/06	96,250	192,500	385,000	—	—
	7/20/06	—	—	—	70,000	1,155,000
Kevin Dunn	6/8/06	104,169	208,338	416,667	—	—
	7/20/06	—	—	—	45,000	742,500
Joel Simon	(3)	—	—	—	—	—
	7/20/06	—	—	—	25,000	412,500
Kurt M. Schneider	6/8/06	62,500	125,000	250,000	—	—
	7/20/06	—	—	—	30,000	495,000
____________________

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s Management Incentive Plan which is one-half of the target amount shown in column (d). Bonuses were prorated to take into account the fact that Transition 2006 was an eight-month period. The amount shown in column (e) is the sum of (x) 150% of the target payout for individual performance, which is the maximum payment for this component of the bonus; plus (y) 250% of the target payout for the Company performance component. Although the Company performance component were technically not capped other than at the maximum payable to an employee under the Plan, the figures set forth in the maximum column (column (e)) assume that the Company made 150% of its EBITDA target for the fiscal period. While the payment of bonuses at theoretical maximum levels would have been highly unlikely, the maximum bonus payable under the terms of the Plan is 4% of EBITDA for a named executive officer, 3% for any other employee and a total of 20% of EBITDA for all participants in the aggregate. For actual payments under this plan for Transition 2006, see column (g) of “Summary Compensation Table.”

(2)	Reflects the number (column (i)) and full grant date fair value under FAS 123R (column (l)) of grants of restricted stock units. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for more information about our restricted stock units. For disclosure on assumptions made in the valuation these awards, see “Note 14 – Share Based Compensation” to our Consolidated Financial Statements.

(3)	Mr. Simon does not participate in our Management Incentive Plan but rather has incentive pay tied to the performance of his films as set forth in his employment agreement. In Transition 2006, Mr. Simon was also given a discretionary bonus in the amount of $100,000. See “Summary Compensation Table” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

     The Summary Compensation Table and Grants of Plan-Based Awards Table above provide certain information regarding compensation of our named executive officers. This narrative provides additional and explanatory information regarding compensation of our named executive officers and should be read in conjunction with those tables.

     Employment Agreements. Certain of our named executive officers have employment agreements that affect the compensation reported for them. We currently have employment agreements with each of Vincent K. McMahon and Linda E. McMahon having terms ending on October 14, 2008. Mr. and Mrs. McMahon also have booking contracts that are coterminous with their employment agreements. Since November 2004, Mr. and Mrs. McMahon have waived all compensation, consisting of salary, bonuses and booking fees, under the agreements. In 2007, they began receiving salary in the amount of $850,000, in the case of Mr. McMahon, and $500,000, in the case of Mrs. McMahon. They will continue to waive all other compensation. Each of these employment agreements automatically extend for successive one-year periods unless either party gives notice of non-extension at least 12 months, but no more than 18 months, prior to the expiration date.

     Under their employment agreements, in the event we terminate either Mr. and Mrs. McMahon’s employment other than for cause, death or disability, or if the executive terminates his or her employment for good reason, or if the executive terminates his or her employment for any reason within the 90-day period beginning six months after the occurrence of a change in control, we are obligated to pay to the executive compensation and benefits that are accrued but unpaid at the date of termination, plus a lump sum cash amount equal to the executive’s base salary and bonus for the greater of the balance of the contract term or two years and to continue his or her benefit plan participation for such period. If Mr. or Mrs. McMahon dies during the term of his or her agreement, we are obligated to pay to the executive’s estate compensation and benefits that are accrued but unpaid as of the date of the executive’s death, plus a lump sum amount equal to the executive’s base salary and bonus for two years. If we terminate Mr. or Mrs. McMahon’s employment for cause, if either executive resigns without good reason, or if either executive’s employment is terminated due the executive’s disability, we are obligated to pay the executive compensation and benefits accrued but unpaid as of the date of termination. Amounts that have been waived by the McMahons will not be deemed accrued but unpaid for the foregoing purposes. If either Mr. or Mrs. McMahon becomes subject to any change in control excise taxes, we will be obligated to provide such executive a “gross-up” bonus sufficient, on an after-tax basis, to cover any such excise taxes. The employment agreements also contain confidentiality covenants and covenants that, among other things, prohibit each executive from competing with us in professional wrestling and our other core businesses during employment and for one year after termination, unless the termination follows a change in control. The employment agreements for Mr. and Mrs. McMahon allow personal travel on the Company’s aircraft when it is not being used for business purposes. For periods prior to July 1, 2006, income related to such travel was imputed to the McMahons at the higher of applicable IRS regulations or 120% of the Company’s estimate of first class airfare for the flights, and the Company’s incremental cost of such use is reported in our Summary Compensation Table. For the period beginning July 1, 2006, the personal use will be paid for by the McMahons so that no incremental cost is incurred by the Company.

     We have an agreement with Michael Sileck pursuant to which, if he is terminated without “cause”, as defined in the agreement, he will be entitled to vesting of the 100,000 restricted stock units granted to him on his hiring in June 2005 and a portion of the 50,000 restricted stock units granted to him at his promotion to Chief Operating Officer in February 2007. He would also be entitled to severance pay of one year’s base salary.

     We have an employment agreement with Joel Simon under which he serves as President of WWE Films. The agreement has a term of two years, ending May 20, 2007, unless earlier terminated. Under the agreement, Mr. Simon is currently paid an annual base salary of $500,000 and is eligible for annual discretionary bonuses. Mr. Simon is entitled to participate in the Company’s health, life, disability and similar plans for senior executives. The agreement also provides for a grant to Mr. Simon of 25,000 restricted stock units of the Company, which grant was made in September 2005. In addition, Mr. Simon will receive specified percentages of certain fees and monies received by the Company in connection with film, television and direct-to-video projects developed and produced for the Company by WWE Films (“WWE Films Projects”). The agreement generally terminates without breach by any party in the event of Mr. Simon’s death or disability. If the Company terminates the agreement for “cause” (as defined in the agreement), the Company will have no further obligation to make payments under the agreement. If the Company terminates the agreement other than for cause, Mr. Simon will be entitled to any amounts then due him together with his salary for the remainder of the term of the agreement and amounts to which he otherwise would be entitled with respect to WWE Films Projects put into development prior to the termination.

     Restricted Stock Units. Under the terms of our Restricted Stock Unit Agreements, dividends accrue at the same rate as are paid on our shares of Common Stock, which is currently $0.24 per share per quarter. These dividend accruals vest at the same time as the vesting of the restricted stock units on which they accrue. The restricted stock units generally vest over three years, however, in the event that following a change of control, as defined in the agreement, an employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than twenty-five miles, such vesting is accelerated. One grant, made in 2004, provides for seven-year vesting with acceleration if the Company achieves EBITDA of $100 million in any year. While, to date, there has been no performance requirement for vesting under any of the grants, the Compensation Committee is reviewing this structure and may include performance-based measures in future grants.

     Management Incentive Plan. Our Management Incentive Plan provides for incentive cash bonuses to be made annually based upon Company-wide and individual performance. The plan provides guidelines for the calculation of bonuses subject to Compensation Committee oversight and approval. For Transition 2006, participants’ bonuses were based on two components, individual performance and Company performance. The participant had to meet threshold targets for both components in order to receive any bonus. Individual performance is based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors, of between 0 and 5. An executive had to receive at least a 3.0 rating to receive a bonus. At the beginning of Transition 2006, the Compensation Committee set a Company-wide performance target of $50 million of EBITDA, of which the Company had to achieve 85% in order for any bonus to be paid. Bonuses were established based on percentages of salary, with such targets ranging from 25% (for those at the Vice President level) to 50% (for the Chief Financial Officer and Executive Vice Presidents), with all such bonuses prorated to take into effect the shortened transition period. The Company had EBITDA for these purposes of $43.7 million and accordingly paid bonuses. Payments of these bonuses to the named executive officers are set forth in column (g) of the Summary Compensation Table.

     Similar to Transition 2006, in respect of 2007 the Company must reach 85% of its EBITDA target of $84 million in order for bonuses to be paid. If this target is met, and the individual’s performance rating is at or above 3.0, the executive is entitled to participate, with the Company-wide performance portion paid based upon the individual’s contribution to such success and other subjective factors as senior management recommends and the Compensation Committee approves. Assuming the Company achieves 100 percent of its target, the maximum payment of this component is 100% of the individual’s overall target. The component relating to personal performance was left unchanged insofar as it increases linearly from a performance rating of 3.0 to a maximum level of 5.0. For the individual performance component, a score of 5.0 would result in a payment in the amount of 150% of the individual component target. Assuming the Company achieves 100 percent of its target, the combination of the Company performance and individual performance ratings will translate into bonuses equal to a percentage of annual salary ranging as follows:

	2007 Bonus as % of Annual Salary
Level	Minimum Threshold		Target	Maximum
Vice President	6.2	5	25.0	43.75
Senior Vice President	8.7	5	35.0	61.25
Executive Vice President	12.5	0	50.0	87.50
Chief Operating Officer and EVP,
Television Production	15.	0	60.0	105.0

     In the event that the Company’s performance exceeds 100% of EBITDA target, the allocation of the pool arising as a result of such excess shall be allocated through the exercise of negative discretion by the Compensation Committee, on the recommendation of the Company’s Chairman and Chief Executive Officer, below maximums allowed under the Plan.

Outstanding Equity Awards At Fiscal Period-End

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities						Market Value
	Underlying	Underlying				Number of		of Shares or
	Unexercised	Unexercised		Option	Option	Shares or Units of		Units of Stock
	Options (#)	Options (#)		Exercise	Expiration	Stock That Have		That Have Not
	Exercisable	Unexercisable		Price	Date	Not Vested		Vested
Name (a)	(b)	(c)		($)(e)	(f)	(#)(g)		($)(h)
Vincent K. McMahon	0	0		N/A	N/A	0		0
Linda E. McMahon	0	0		N/A	N/A	0		0
Michael Sileck	0	0		N/A	N/A	181,685	(1)	2,961,466	(2)
Kevin Dunn	20,000	0		13.45	6/5/12	85,309	(1)	1,390,536	(2)
	3,125	2,500	(3)	9.60	6/13/08
	5,209	18,750	(4)	12.90	7/20/09
Joel Simon	125,000	0		13.45	6/05/12	43,827	(1)	714,380	(2)
Kurt M. Schneider	0	10,000	(5)	8.26	2/24/13	57,408	(1)	935,750	(2)
	31,250	18,750	(4)	12.90	7/20/09
____________________

(1)	Includes dividends that have accrued (at a non-preferential rate) as additional restricted stock units but were not vested at December 31, 2006. These restricted stock units vest in three annual installments.

(2)	The amounts in this column are calculated by multiplying the closing price of $16.30 on December 29, 2006, the last trading day in 2006, by the number of unvested restricted stock units on that day.

(3)	Vest monthly in installments of 625 shares.

(4)	Vest monthly in installments of 1,041 shares.

(5)	Vested on February 24, 2007.

Option Exercises and Stock Options
	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired on	Realized
	on Exercise	on Exercise	Vesting	on Vesting
Name (a)	(#)(b)	($)(1)(c)	(#)(d)	($)(e)
Vincent K. McMahon	0	0	0	0
Linda E. McMahon	0	0	0	0
Michael Sileck	0	0	0	0
Kevin Dunn	17,291	90,805	17,089	281,969	(2)
Joel Simon	0	0	8,791	145,051	(2)
Kurt M. Schneider	0	0	11,502	189,783	(2)

____________________

(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options.

(2)	The amounts in this column are calculated by multiplying the number of shares vested by the closing price of $16.50 on July 20, 2006, the date of vesting.

Potential Payments Upon Termination or Change-in-Control.

     Certain agreements with our named executive officers provide for pay or accelerated vesting of equity in the event of an involuntary termination without “cause” or a termination following a change in control or in the event of death of the named executive officer. In addition, under the terms of our Restricted Stock Unit Agreements, in the event that following a change of control, as defined in the agreement, an employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than twenty-five miles, such restricted stock units and accrued dividend units will vest. For a qualitative description of these agreements for named executed officers, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”. The following is a quantification of such provisions, assuming hypothetically that the triggering event took place on the last business day of Transition 2006 with the closing price per share of the Company’s Common Stock on that date of $16.30. The Company’s outstanding options do not accelerate upon a change in control, so no information is included in respect of possible option exercises. All amounts are in dollars payable in a lump sum, except where noted.

				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control		Death
	Upon Separation	($)		($)		($)
Vincent K. McMahon	Compensation:
	Salary	2,170,000	(1)	2,170,000	(1)	2,170,000	(1)
	Bonus	2,170,000	(1)	2,170,000	(1)	2,170,000	(1)
	Excise Tax Gross Up(2)	0		1,613,029	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Restricted Stock Units	0		0		0
	Total:	4,340,000		5,953,029		4,340,000

Linda E. McMahon	Compensation:
	Salary	1,700,000	(1)	1,700,000	(1)	1,700,000	(1)
	Bonus	1,700,000	(1)	1,700,000	(1)	1,700,000	(1)
	Excise Tax Gross Up(2)	0		1,311,402	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Restricted Stock Units	0		0		0
	Total:	3,400,000		4,711,402		3,400,000

				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control		Death
	Upon Separation	($)		($)		($)
Michael Sileck	Compensation:
	Salary	625,000	(3)	0		0
	Bonus	0		0		0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Restricted Stock Units	1,787,165		2,961,466		0
	Total:	2,412,165		2,961,466		0

Kevin Dunn	Compensation:
	Salary	0		0		0
	Bonus	0		0		0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Restricted Stock Units	0		1,390,536		0
	Total:	0		1,390,536		0

Joel Simon	Compensation:
	Salary	194,500	(4)	0		194,500	(4)
	Bonus	0	(5)	0	(5)	0	(5)

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Restricted Stock Units	0		714,380		0
	Total:	194,500	(4)	714,380		194,500	(4)

Kurt M. Schneider	Compensation:
	Salary	0		0		0
	Bonus	0		0		0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Restricted Stock Units	0		935,750		0
	Total:	0		935,750		0
____________________

(1)	Under their employment agreements, Mr. and Mrs. McMahon are required to maintain the confidentiality of Company information indefinitely after their termination and have one-year non-compete covenants.

(2)	If payment of the foregoing amounts would result in an excise tax imposed by Internal Revenue Code Section 4999, the Company is required to gross up the payment in an amount such that, after payment of all taxes on such gross up, he or she retains an amount equal to the excise tax imposed. This number is an estimate of this gross up payment.

(3)	Payable in regular payroll installments over one year.

(4)	Payable in regular payroll installments until May 20, 2007.

(5)	In addition, for every film he has produced, Mr. Simon is entitled to receive certain payments after the Company has recouped its costs of such film. These payments continue despite any termination of Mr. Simon’s employment, other than a termination for cause. Since the Company entered the film business relatively recently, its films will begin generating revenues for the Company in 2007, and as a result any quantification of Mr. Simon’s payments under this agreement would be merely speculative.

Director Compensation

     The following table sets forth the components of total compensation earned during the eight-month Transition 2006 by our non-management Directors.

	Fees Earned or	Stock		Option
	Paid in Cash	Awards		Awards		Total
Name (a)	($)(b)	($)(c)		($)(d)		($)(h)
Robert A. Bowman(1)	0	55,837	(2)	4,250	(3)	60,087
David Kenin(1)	29,724	19,724	(2)	0		49,448
Joseph Perkins(1)	25,224	19,724	(2)	0		44,948
Michel B. Solomon(1)	0	49,448	(2)	0		49,448
Lowell P. Weicker, Jr.(1)	34,613	19,724	(2)	0		54,337
____________________

(1)	In 2006, we paid our non-management Directors a retainer at an annual rate of $60,000, payable in equal quarterly installments in arrears. Effective January 1, 2007, this annual retainer was increased to $75,000 per year. In addition, we pay our Audit and Compensation Committee Chairs an annual fee of $12,000, payable in equal quarterly installments in arrears, and non-management Directors also receive a fee of $1,500 for each Board meeting that they attend in person and a fee of $500 for each Board meeting in which they participate by telephone. They receive a fee of $1,500 for each Committee meeting they attend, whether in person or telephonically. They only receive one meeting fee if multiple meetings occur on the same day. The Committee and meeting fees have not changed from the rates paid in Transition 2006. Fifty percent of a Director’s retainer is paid in shares of our Class A common stock under our Long Term Incentive Plan and, at the election of the Director, the remaining 50% of such retainer, together with all chair and meeting fees, may be paid either in such shares or in cash. All Directors receive reimbursement of expenses incurred in connection with participation in our Board and Committee meetings. Management Directors do not receive additional compensation for their services as a Director.

(2)	Since there is no vesting period for the stock granted, grant date fair value and compensation expense under FAS 123R are the same amounts, which is the full closing price of such stock on the date of grant. See “Security Ownership of Certain Beneficial Owners and Management” for a description of the number of shares of our Common Stock owned by each of our Directors.

(3)	Represents the dollar amount recognized for financial reporting purposes under FAS 123R as a result of unvested options during the reported period. For disclosure on assumptions made in the valuation of these accruals, See “Note 14 -- Share Based Compensation” to our Consolidated Financial Statements.

Certain Relationships and Related Transactions

     In August 2001, The Vincent K. McMahon Irrevocable Trust sold to Invemed Catalyst Fund, L.P. (“Invemed”) an aggregate of 1,886,793 shares of Common Stock and in connection with such sale, we entered into a registration rights agreement under which we registered all shares held by Invemed, will maintain such effectiveness until no longer needed and will pay certain expenses incident to the registration, excluding underwriting commissions, and will indemnify the stockholder against certain civil liabilities, including certain liabilities under the Securities Act.

     Shane McMahon is the son, and Stephanie Levesque and Paul Levesque are the daughter and son-in-law, of Vincent and Linda McMahon. Shane McMahon is an executive officer of the Company whose total compensation in Transition 2006, calculated in a manner consistent with the Total column (j) of the Summary Compensation Table, was approximately $471,000. Stephanie Levesque is a key employee of the Company with such approximate total compensation in Transition 2006 of $353,000. Paul Levesque is a key performer for, and independent contractor of, the Company who receives talent pay and royalties, subject to a guaranteed minimum. We believe his pay is generally consistent with that of our other top stars.

     As provided in its Charter, the Audit Committee is responsible for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable SEC regulations. While no written policies exist, the Audit Committee believes it will apply a standard of reasonable business practices to any such related party transactions. The employment of Shane McMahon and Stephanie Levesque predated the Company’s initial public offering in 1999 and the formation of the Audit Committee. The importance of Paul Levesque as one of the Company’s top superstars predated both the Company’s initial public offering and his marriage to Stephanie Levesque which resulted in his becoming a related party. The Audit Committee does not review the retention of these individuals each year nor does it approve the individuals’ level of compensation. Instead, as to levels of Compensation, the Audit Committee relies on the approval procedures of the Compensation Committee, in the case of Shane McMahon and Stephanie Levesque (who are employees of the Company). In the case of Paul Levesque (who is an independent contractor of the Company), his pay is set by a multi-year agreement that was last negotiated by the Company’s Chairman and Talent Relations Department prior to Transition 2006. The Audit Committee believes that this oversight of employee and talent pay by the Compensation Committee and the Chairman/Talent Relations Department, respectively, is consistent with relevant expertise and good business practice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 15, 2007 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

		Amount and Nature
		of Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership		% of Class
Class B(1)	Vincent K. McMahon	47,146,893	(2)	98.8
Class A	Invemed Catalyst Fund, L.P. (3)	2,582,773		11.1
	375 Park Avenue
	New York, NY 10152
Class A	Renaissance Technologies Corp. (4)	1,954,200		8.4
	James H. Simons
	800 Third Avenue
	New York, NY 10022
Class A	Barclays Global Investors Japan Limited (5)	1,330,539		5.7
	Ebisu Prime Square Tower, 8th Floor
	1-1-39 Hiroo Shibuya-Ku
	Tokyo 150-8402 Japan
Class A	Clearbridge Advisors, LLC (6)	1,247,400		5.3
	Smith Barney Fund Management LLC
	399 Park Avenue
	New York, NY 10022
Class B(1)	Linda E. McMahon	566,770	(7)	1.2
Class A	Michael Sileck	1,276		*
Class A	Kevin Dunn	40,771	(8)	*
Class A	Joel Simon	130,648	(8)	*
Class A	Kurt M. Schneider	46,108	(8)	*
Class A	Robert A. Bowman	34,800	(9)	*
Class A	David Kenin	45,626	(9)	*
Class A	Joseph H. Perkins	43,676	(9)	*
Class A	Michael B. Solomon	32,500	(10)	*
Class A	Lowell P. Weicker, Jr.	43,826	(9)	*
Class A and Class B(11)	All Executive Officers and Directors as a	48,337,370	(12)	68.0
	Group (16 persons)
____________________

*	Less than one percent.

(1)	Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the option of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock. Assuming hypothetically that all shares of

Class B were converted into Class A, the only five percent stockholder would be Mr. McMahon, individually and as trustee of The Vincent K. McMahon 2004 Irrevocable Trust, who in these capacities would have the right to vote and dispose of 66.3 percent of the Class A common stock.

(2)	Includes 7,388,488 shares of Class B common stock owned by The Vincent K. McMahon 2004 Irrevocable Trust, for which Mr. McMahon acts as trustee with right to vote and dispose of the shares. Excludes 566,670 shares of Class B common stock and 100 Shares of Class A common stock owned by Linda McMahon, set forth in the table opposite her name.

(3)	The general partner of Invemed Catalyst Fund, L.P. (the “Fund”) is Invemed Catalyst GenPar, LLC, a Delaware limited liability company (“Catalyst GenPar”). The managing members of Catalyst GenPar are Gladwyne Catalyst GenPar, LLC, a Delaware limited liability company (“Gladwyne GenPar”), and Invemed Securities, Inc., a New York corporation (“Invemed”). The business address of Gladwyne GenPar is 645 Fifth Avenue, New York, NY 10022. The members of Gladwyne GenPar are Michael B. Solomon, a United States citizen (“Solomon”), Suzanne M. Present, an Australian citizen (“Present”), and Kathryn Casoria, a United States citizen (“Casoria”). The ultimate controlling stockholder of Invemed is Kenneth G. Langone (“Langone”). The Fund has the sole power to vote and dispose of the 2,582,773 shares of Class A common stock owned by the Fund. Catalyst GenPar, as the general partner of the Fund, has the sole power to vote and dispose of the 2,582,773 shares of Class A common stock owned by the Fund. Each of Gladwyne GenPar and Invemed, as managing members of Catalyst GenPar, may be deemed to have shared voting and dispositive power of such securities. Each of Gladwyne GenPar, Invemed, Solomon, Present, Casoria and Langone disclaim beneficial ownership of such securities for all other purposes.

(4)	The amount shown is derived from a Schedule 13G, dated February 12, 2007, jointly filed on behalf of Renaissance Technologies Corp. (“RTC”) and James H. Simons. RTC is an investment adviser having sole voting and dispositive power over the shares. Mr. Simons is the control person of RTC.

(5)	The amount shown is derived from a Schedule 13G, dated January 31, 2007. Barclays Global Investors Japan Limited is an investment adviser having sole voting (1,245,469 shares) and dispositive power.

(6)	The Beneficial Owner is a group of investment advisers with shared voting and dispositive powers. This information is derived from a Schedule 13G dated February 9, 2007.

(7)	Excludes 47,146,893 shares of Class B common stock beneficially owned by Vincent McMahon as set forth in the table opposite Mr. McMahon’s name. Includes 100 shares of Class A common stock owned by Mrs. McMahon.

(8)	Includes the following shares of Class A common stock which may be purchased within 60 days through the exercise of options: Mr. Dunn – 33,043 shares; Mr. Simon – 125,000 shares; and Mr. Schneider – 44,369 shares.

(9)	Includes shares of Class A common stock owned directly and the following shares which currently may be purchased through the exercise of options that are vested or will vest within 60 days: Mr. Bowman – 18,750 shares; Mr. Kenin – 40,000 shares; Mr. Perkins – 40,000 shares; and Governor Weicker – 40,000 shares. In the case of Governor Weicker, includes 200 shares owned by his wife.

(10)	Excludes 2,582,773 shares reported in the table as beneficially owned by the Fund and 11,189 shares directly held by Gladwyne Catalyst Services, LLC, (“Gladwyne Services”). Mr. Solomon is the managing member of Gladwyne GenPar and Gladwyne Services. As such, Mr. Solomon may be deemed to own the securities held by the Fund and Gladwyne Services. Mr. Solomon disclaims beneficial ownership of such securities in excess of his pecuniary interest therein.

(11)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

(12)	Includes numbers for directors and named executive officers as set forth in this table and an aggregate of 46,259 shares owned by other executive officers and an additional 158,277 shares which may be purchased by such other executive officers through the exercise of options that are vested or will vest within 60 days.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

     The Board of Directors has recommended that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007. Deloitte & Touche LLP has audited our consolidated financial statements since 1984. Although ratification of this selection is not legally required, the Board of Directors believes that it is appropriate for the stockholders to ratify such action as a matter of good corporate governance. We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

     The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for the eight-month fiscal period ended December 31, 2006 and the fiscal years ended April 30, 2006 and 2005, and fees for other services rendered by Deloitte & Touche during those periods.

	Transition
	2006	2006	2005
Audit Fees (a)	$ 964,047	$ 930,322	$ 1,221,659
Audit-Related Fees (b)	45,899	25,046	25,635
Tax Fees (c)	137,625	119,138	460,797
All Other Fees (d)	—	—	—
Total	$ 1,147,571	$ 1,074,506	$ 1,708,091
____________________

(a)	Fees for audit services consisted of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, statutory audits, United Kingdom audits and other services related to SEC matters including fees related to attestation of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Fees for audit-related services consisted of the audit of the Company’s employee benefit plans and, in Transition 2006, fees for performing agreed upon procedures relating to film production expenditures for purposes of international tax credits.

(c)	Tax fees consisted of fees for tax compliance and tax planning and advice:

  Fees for tax compliance services totaled $0 in Transition 2006 and fiscal 2006 and $2,200 in fiscal 2005. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document and compute amounts to be included in expatriate tax returns.

  Fees for tax planning and advice services totaled $137,625 in Transition 2006, $119,138 in fiscal 2006 and $458,597 in fiscal 2005. Tax planning and advice are services rendered with respect to proposed and prior year transactions. Such services consisted primarily of assistance with Federal and state tax audits, refund claims and appeals. $362,000 of these fees for 2005 relate to the settlement of outstanding arrangements related to refund claims.

(d)	No other services were rendered by Deloitte and Touche during Transition 2006, fiscal 2006 or fiscal 2005.

     The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Deloitte & Touche. In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections. All of the services provided by Deloitte & Touche in the table above were pre-approved by the Audit Committee. If additional services are identified throughout the year, they are taken to the Audit Committee’s chair for pre-approval. The Audit Committee chair is designated to pre-approve them, reporting such pre-approval to the entire Audit Committee at its next meeting, unless such services have projected fees in excess of $25,000 in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

     The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and applicable regulations of the SEC. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s website (corporate.wwe.com/documents/ audit_committee_charter.pdf). Upon written request to the Corporate Secretary, we will provide each stockholder without charge a copy of our Audit Committee charter.

     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors their independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

     Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this Report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Transition Report on Form 10-K for the fiscal period ended December 31, 2006.

     While the members of the Audit Committee meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws, they are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte and Touche LLP is in fact independent.

The Audit Committee Robert A. Bowman, Chairman David Kenin Michael B. Solomon

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

     Stockholder proposals for inclusion in our proxy materials for at our 2008 Annual Meeting must be received at the Company’s principal executive offices, 1241 East Main Street, Stamford, CT 06902 Attn: Corporate Secretary on or before January 11, 2008. Under our By-laws, any stockholder proposal received after that date will be considered timely for purposes of the 2008 Annual Meeting only if the stockholder provides our Secretary notice of the proposal no earlier than February 9, 2008, and not later than March 13, 2008; provided that if the 2008 Annual Meeting is held on or before April 25, 2008, our Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary or by telephoning a request to our Corporate Secretary at (203) 352-8600.

OTHER MATTERS

     The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2007 Annual Report is being sent to stockholders with this Proxy Statement. Our Transition Report on Form 10-K for the fiscal period ended December 31, 2006 is available on our website at corporate.wwe.com/investors/documents/YET200610-K.pdf. We will mail a copy of the Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary. To save costs and paper further, electronic delivery of stockholder materials is available. To register for electronic delivery for future mailings, you can go to proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS, Edward L. Kaufman Executive Vice President, General Counsel and Secretary

WORLD WRESTLING ENTERTAINMENT, INC. ATTN: INVESTOR RELATIONS 1241 EAST MAIN STREET STAMFORD, CT 06902

VOTE BY INTERNET - proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE
SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by World Wrestling Entertainment, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to World Wrestling Entertainment, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WWENT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WORLD WRESTLING ENTERTAINMENT

Vote On Directors

1.	The Board of Directors recommends a vote for election of the following nominees:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
01) Vincent K. McMahon 02) Linda E. McMahon 03) Robert A. Bowman 04) David Kenin	05) Joseph Perkins 06) Michael B. Solomon 07) Lowell P. Weicker, Jr. 08) Michael Sileck		☐	☐	☐

Vote On Proposals						For Against Abstain

2.	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.					☐ ☐ ☐

3.	Such other business as may properly come before the meeting or any adjournment thereof.					☐ ☐ ☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For comments, please check this box and write them on the back where indicated				☐
		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners) Date

PROXY/VOTING INSTRUCTION CARD
WORLD WRESTLING ENTERTAINMENT, INC.

ANNUAL MEETING TO BE HELD ON MAY 11, 2007 AT 10:00 A.M.
FOR HOLDERS AS OF MARCH 23, 2007

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize MICHAEL SILECK and EDWARD L. KAUFMAN, or either of them each with full power to appoint his substitute, to vote as Proxy for me at the Annual Meeting of Stockholders of World Wrestling Entertainment, Inc. to be held at the Company’s Television Production Facility, 120 Hamilton Avenue, Stamford, Connecticut 06902 on Friday, May 11, 2007 at 10:00 a.m. Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the reverse side)